EXHIBIT 77 M - MERGERS - TEMPLETON VIETNAM AND SOUTHEAST ASIA FUND, INC.

At a meeting held on March 19, 2002, the Board of Directors of Templeton Vietnam and Southeast Asia Fund, Inc. (the "Fund") and the Board of Trustees of Templeton Developing Markets Trust (the "Trust") each considered a proposal to reorganize the Fund into the Trust. Having duly considered the factors deemed relevant, each Board, including all of the Independent Board members, unanimously approved the Agreement and Plan of Acquisition (the "Plan") and the Fund's Board of Directors also determined to recommend that Fund shareholders approve the Plan. At a Special Meeting of Shareholders held on August 27, 2002, the Fund's shareholders approved the Plan, it resulted in the transfer of substantially all of the Fund's assets to the Trust in exchange solely for shares of beneficial interest, par value $0.01 per share, of Developing Markets Trust - Advisor Class shares (the "Shares") of equivalent aggregate net asset value. The Shares were distributed to Fund shareholders. The Fund will be deregistered with the SEC and dissolved under state law.

The tax-free reorganization was effective as of the close of business on September 26, 2002.


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EXHIBIT 77 M - MERGERS - TEMPLETON EMERGING MARKETS APPRECIATION FUND, INC.

At a meeting held on March 19, 2002, the Board of Directors of Templeton Emerging Markets Appreciation Fund, Inc. (the "Fund") and the Board of Trustees of Templeton Developing Markets Trust (the "Trust") each considered a proposal to reorganize the Fund into the Trust. Having duly considered the factors deemed relevant, each Board, including all of the Independent Board members, unanimously approved the Agreement and Plan of Acquisition (the "Plan") and the Fund's Board of Directors also determined to recommend that Fund shareholders approve the Plan. At the Annual Meeting of Shareholders held on August 26, 2002, the Fund's shareholders approved the Plan, it resulted in the transfer of substantially all of the Fund's assets to the Trust in exchange solely for shares of beneficial interest, par value $0.01 per share, of Developing Markets Trust - Advisor Class shares (the "Shares") of equivalent aggregate net asset value. The Shares were distributed to Fund shareholders. The Fund will be deregistered with the SEC and dissolved under state law.

The tax-free reorganization was effective as of the close of business on September 26, 2002.